Exhibit 99.1
NEWS RELEASE
Basic Earth Updates Efforts on Christmas Meadows Well
Denver, Colorado, October 3, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that its partner, Double Eagle Petroleum Company (DBLE), is drilling ahead having set and cemented surface casing on its previously disclosed Table Top Unit #1, a 15,750 foot Overthrust test in Summit County, Utah. After reaming out the 17 1/2 inch pilot hole to 26 inches, 20 inch surface casing was set to 1,030 feet. As of October 1, 2006, the well is drilling ahead below 2,000 feet. Plans are to drill a 17 1/2 inch hole to 6,000 or 7,000 feet where partners expect to set the first string of intermediate casing. Targeting the Frontier and Dakota formations, this wildcat is scheduled to take 100 days to drill. Basic has a 2 percent working interest in the well and anticipates spending $250,000 on this venture.
“As expected, this Precambrian quartzite, over a billion years old, is sure tough drilling especially with this large diameter bit, commented Ray Singleton, President of Basic. “Once through this Precambrian overthrust section, hopefully at about 3,500 feet, the Paleozoic rocks below should drill faster. However, not until we reach 11,000 feet is the well expected to drill out of the last thrust sheet and into the underlying Cretaceous age Green River basin. We anticipate that it will be sixty days before we get to these rocks. And, only then will we start to see how good our seismic interpretation is. Our job now is to apply our engineering and operational skill to get this well to our target depth as expeditiously as possible. It goes without saying, we have high hopes for this venture. With the upside exposure this entire project brings to Basic, the next few months should be exciting; a real swing for the fences opportunity.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarter ending June 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.